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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GFI GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GFI Group Inc.
100 Wall Street
New York, New York 10005

April 27, 2007

To Our Stockholders:

        You are cordially invited to attend the 2007 Annual Meeting of Stockholders of GFI Group Inc. (the "Company"), to be held at the Embassy Suites Hotel, 102 North End Avenue, New York, New York 10281, on Wednesday, June 13, 2007, at 10:00 A.M. Eastern Daylight Time.

        At the Annual Meeting, you will be asked to consider and vote upon (i) the election of two Class II directors; and (ii) such other business as may properly come before the Annual Meeting and any adjournment thereof. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. You may also vote via the internet or by telephone by following the voting instructions printed on your proxy card or included with your proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

        On behalf of the Board of Directors and the management of GFI Group Inc., I would like to thank you for your continued support.

Sincerely,

Michael A. Gooch Chairman and Chief Executive Officer

GFI Group Inc.
100 Wall Street
New York, New York 10005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 13, 2007

To the Stockholders of
GFI Group Inc.:

        The 2007 Annual Meeting of Stockholders (the "Annual Meeting") of GFI Group Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 13, 2007, at 10:00 a.m. Eastern Daylight Time, at the Embassy Suites Hotel, 102 North End Avenue, New York, New York 10281. If you attend the Annual Meeting in person, you will need to present proper photo identification at the door. If you beneficially hold the Company's common stock, par value $.01 per share, (the "Common Stock"), you will also need to present an account statement showing your ownership of the Company's Common Stock.

        At the Annual Meeting you will be asked to consider and vote on:

  1.
  the election of two Class II directors to serve for a three year term until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

  2.
  the transaction of such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of Common Stock at the close of business on April 16, 2007, will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

By order of the Board of Directors,
Scott Pintoff, General Counsel and Corporate Secretary

April 27, 2007

        Stockholders are cordially invited to attend the Annual Meeting. Your vote is important. Whether you plan to attend the Annual Meeting or not, please mark, sign and return the enclosed proxy card promptly in the enclosed envelope or, if available, use telephone or internet voting prior to the Annual Meeting to ensure that your shares of Common Stock will be represented. Please refer to the proxy card or other voting instructions included with these proxy materials in order to vote via the internet or by telephone. You may nevertheless vote in person if you attend the Annual Meeting.

GFI Group Inc.
100 Wall Street
New York, New York 10005

PROXY STATEMENT

Annual Meeting of Stockholders
June 13, 2007

        This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of common stock, par value $.01 per share, of GFI Group Inc. (the "Common Stock") in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2007 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Embassy Suites Hotel, 102 North End Avenue, New York, New York 10281, on Wednesday, June 13, 2007, at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof. Please note that in this Proxy Statement, the "Company" and "we", "our", "us" and similar words refer to GFI Group Inc. These proxy materials are being sent on or about April 27, 2007, to holders of record on April 16, 2007, of the Company's Common Stock.

        A proxy card may be revoked by a stockholder prior to its exercise in any of the following three ways: (1) by written notice to the Secretary of the Company; (2) by submission of another proxy bearing a later date; or (3) by voting in person at the Annual Meeting. A vote through the internet or by telephone may be revoked by a stockholder prior to its exercise in any of the following three ways: (1) executing a later-dated proxy card; (2) subsequently voting through the internet or by telephone; or (3) attending the Annual Meeting and voting in person. Revocation by notice to the Secretary of the Company, or by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. The mere presence at the Annual Meeting of a stockholder who has appointed a proxy will not revoke the appointment. If not properly revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card by the stockholder. If no instructions are indicated, the proxy will be voted "FOR" the slate of directors described in this Proxy Statement and, as to any other matter of business that may be properly brought before the Annual Meeting, in accordance with the judgment of the person or persons voting on the matter.

        This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the

Company. Directors, officers and other employees of the Company also may solicit proxies, without additional compensation, by telephone, in person or otherwise. The Company also requests that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the beneficial owners of shares of Common Stock held of record by such persons and will reimburse such persons and the Company's transfer agent for reasonable out-of-pocket expenses incurred by them in forwarding such materials.

VOTING SECURITIES

        Holders of record of Common Stock at the close of business on April 16, 2007, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote.

        On April 16, 2007, there were 28,896,787 shares of Common Stock outstanding. The presence in person or by proxy at the Annual Meeting of the holders of a majority of such shares shall constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining whether there is a quorum.

        Assuming a quorum is present at the Annual Meeting, the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes.

        The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for approval of any other proposals that may be properly brought before the Annual Meeting. An abstention with respect to any other such proposal will have the practical effect of a negative vote as to that proposal. In the event of a broker non-vote with respect to any such proposal coming before the Annual Meeting caused by the beneficial owner's failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of Common Stock of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares of Common Stock from which a majority is calculated.

ELECTION OF DIRECTORS

        Article SEVENTH of the Company's Second Amended and Restated Certificate of Incorporation (as so amended and restated, the "Certificate of

Incorporation") provides that the Board shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. The Board has currently set the number of directors at six, with two directors in each class. The term of the current Class II directors will expire at the upcoming Annual Meeting, the term of the Class III directors will expire at the annual meeting of stockholders to be held in 2008 and the term of the Class I directors will expire at the annual meeting of stockholders to be held in 2009. Under Article SEVENTH, the successors of the class of directors whose term expires at the Annual Meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, or until their resignation, removal or until their successors are duly elected and qualified.

        At the Annual Meeting, two Class II directors will be elected to hold office for a three-year term until the annual meeting of stockholders to be held in 2010 or until their successors are elected and qualified. The Board, based on the recommendation of the Board Credentialing Committee, has nominated Colin Heffron and John W. Ward as Class II directors of the Company and recommends a vote "FOR" the election of each nominee. Both Mr. Heffron and Mr. Ward are currently serving as Class II directors of the Company

        The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Each of the nominees has consented to serve if elected and the Board has no reason to believe that the nominees will be unable to accept a directorship, but if such contingency should arise, it is the intention of the proxies named in the proxy card to vote for such person or persons as the Board may recommend.

The Board of Directors recommends a vote "FOR" the election of each nominee.

        Certain information with respect to the nominees for election as directors proposed by the Board and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below.

Name	Age	Position(s)
Michael A. Gooch(C)	48	Chairman of the Board and Chief Executive Officer
Colin Heffron(B)(4)	44	President and Director
Marisa Cassoni(C)(2)(3)(4)	55	Director; Audit Committee Chairperson
Geoffrey Kalish(A)(2)(4)	43	Director, Risk Policy Committee Chairperson
John R. MacDonald(A)(1)(2)	51	Director
John W. Ward(B)(1)(3)	64	Director; Compensation Committee Chairperson

(1)
Current member of the Compensation Committee.

(2)
Current member of the Audit Committee.

(3)
Current member of the Board Credentialing Committee.

(4)
Current member of the Risk Policy Committee

(A)
Denotes Class I Director with term to expire in 2009.

(B)
Denotes Class II Director with term to expire in 2007 and nominee for election at the 2007 Annual Meeting.

(C)
Denotes Class III Director with term to expire in 2008.

NOMINEES FOR ELECTION: CLASS II DIRECTORS

        Colin Heffron has been a director since November 2001 and our President since February 2004 and is responsible for all of our brokerage, data and analytics businesses. Mr. Heffron joined our Company in our New York office in 1988 as a broker of foreign currency options before moving to London to assist in the establishment of our London office. From 1991 until 1994, Mr. Heffron headed our global currency options business. From 1994 until 1997, Mr. Heffron ran the day-to-day operations of all of our U.K. businesses. From 1998 until February 2004, Mr. Heffron was head of all of our operations in the U.K. and joint-head of Asian operations.

        John W. Ward joined our Board of Directors in April 2004 as an appointee of Jersey Partners Inc., our then sole Class A Common Stockholder. Mr. Ward has been a principal of Transition International, Inc., an independent consulting firm, since its formation in 1992. He joined the board of Fenics Limited in 1999 and served until our acquisition of that company in 2001. Mr. Ward was also a director of Ameritrade Holdings Corporation from 1997 until 2002 and served as chairman of its compensation committee until 2001. He was also a director of AHL Services Inc. from 2000 until 2003 and was formerly Chairman of the Merrill Lynch International Banking Group.

CLASS I DIRECTORS

        Geoffrey Kalish joined our Board of Directors in April 2000 as an appointee of our then outstanding Series A Preferred Stockholders. Mr. Kalish is a founder and Senior Principal of Aquiline Capital Partners LLC and has held such position since August 2005. Mr. Kalish is also a founder and Managing Director at Venturion Capital LLC and has held such position since May 1998. Both Aquiline and Venturion are private equity firms that invest exclusively in financial services companies around the world. Prior to founding Venturion, Mr. Kalish worked for Smith Barney, Drexel Burnham Lambert, Kidder Peabody and Westpac Bank in a variety of proprietary trading and corporate finance positions. He is also Chairman of the Board of Insurance Vianet, Inc. and a supervisory board member of ProCapital, S.A.

        John R. MacDonald joined our Board of Directors in May 2006. Mr. MacDonald is the Chief Operating Officer of TD Ameritrade Holding Corporation ("TD Ameritrade") and has held such position since September 2006. TD Ameritrade recently announced that Mr. MacDonald will be retiring in June 2007. Prior to being named Chief Operating Officer, Mr. MacDonald served as an Executive Vice President and Chief Financial Officer of TD Ameritrade since March 2000 and Chief Administrative Officer since August 2005. Prior to joining TD Ameritrade in 2000, Mr. MacDonald served in a similar capacity with New York City-based Investment Technology Group, Inc., a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers. Mr. MacDonald has also held executive positions at Salomon Brothers and Deloitte & Touche.

CLASS III DIRECTORS

        Michael Gooch has been our Chairman of the Board and Chief Executive Officer since he founded our business in 1987. Prior to founding our Company, Mr. Gooch worked for Citibank, Refco Group, Bierbaum Martin, Harlow Meyer Savage and Tullet & Tokyo Forex. Mr. Gooch is also the President and majority shareholder of Jersey Partners Inc., the Company's largest stockholder.

        Marisa Cassoni, Director, joined our Board of Directors in January 2005. Ms. Cassoni is the Finance Director of the John Lewis Partnership and has held such position since June of 2006. From 2001 until December 31, 2005, Ms. Cassoni was the Group Finance Director of Royal Mail plc., a postal services company wholly-owned by the U.K. government. Ms. Cassoni had previously been Group Finance Director at Britannic Assurance plc from 1998 to 2001. From 1987 to 1998, she was an employee of the Prudential Corporation, becoming Group Finance Director of Prudential's U.K. Division in 1994. Ms. Cassoni qualified as a Chartered Accountant while at Deloitte & Touche where she was employed from 1975 to 1986, becoming a Corporate

Finance Manager in 1984. Ms. Cassoni is a non-executive director of WSP Group plc, a U.K. quoted company, and chairs its audit committee and is a member of its remuneration committee. Ms. Cassoni has also been a non-executive director of Severn Trent plc, a U.K. quoted utility company, from September 2001 until August 2006, during which she served as a member of its nomination, remuneration and audit committees. Ms. Cassoni is a member of the U.K. Accounting Standards Board and is a governor of the Peabody Trust.

MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES

INDEPENDENCE OF DIRECTORS

        The Board has determined that each of the Company's directors, other than Messrs. Gooch and Heffron, qualifies as an "independent director" in accordance with the listing requirements of The NASDAQ Stock Market ("NASDAQ"). The NASDAQ independence definition consists of a series of objective tests, including that the director is not an officer or employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by NASDAQ marketplace rules, the Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of that director. In making these determinations, the Board reviewed and discussed information provided by the individual directors and the Company with regard to each director's business and personal activities as they may relate to the Company and the Company's management.

        There is no family relationship between any director or executive officer of the Company.

STOCKHOLDER COMMUNICATIONS

        The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to one or more members of the Board by writing to such director(s) or to the whole Board in care of the Corporate Secretary, GFI Group Inc., 100 Wall Street, 10th Floor, New York, New York 10005. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the whole Board.

BOARD MEETINGS

        The Board held nine meetings (exclusive of meetings of the Audit Committee, Compensation Committee, Board Credentialing Committee and the Risk Policy Committee (collectively, the "Board Committees")) during fiscal 2006. During fiscal 2006, each current director attended 75% or more of the aggregate number of meetings of the Board and the Board Committees on which he or she served that were held during such director's period of service.

        The Company's independent, non-executive directors have met in regularly scheduled executive sessions without management throughout fiscal 2006.

ATTENDANCE AT ANNUAL MEETINGS

        The Board of Directors believes that it is important for its members to attend the annual meetings of stockholders of the Company and therefore the Board has adopted a policy encouraging all directors to attend annual meetings. All members of the Board, with the exception of Mr. Heffron, attended the Company's 2006 annual meeting.

BOARD COMMITTEES

        The Board has established four committees whose functions and current members are described below. The Audit Committee, Compensation Committee, the Board Credentialing Committee and the Risk Policy Committee are committees of the Board and, with the exception of the Risk Policy Committee, consist solely of independent members of the Board. Mr. Heffron, our President, is a member of the Risk Policy Committee. The composition, purpose and responsibilities of each Board Committee are set forth below.

        Audit Committee.    The Audit Committee assists our Board of Directors in its oversight of our internal accounting controls and audit processes and our independent auditors. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent auditors and approval of any significant non-audit relationship with the independent auditors. The Audit Committee is also responsible for preparing reports required by the rules promulgated by the United States Securities Exchange Commission (the "SEC") to be included in our proxy statements relating to annual meetings of stockholders. The Audit Committee is currently comprised of Marisa Cassoni, as Chairperson, Geoffrey Kalish, and John MacDonald. The Board of Directors has determined that each member of the Audit Committee is an"independent director" as defined in the NASDAQ corporate governance standards and that each meets the independence requirements contained in Exchange Act Rule 10A-3(b)(1). In addition, the Board of Directors has determined that each of Ms. Cassoni, Mr. Kalish and

Mr. MacDonald meet the NASDAQ standards of financial sophistication and the SEC's criteria of an "audit committee financial expert". The Audit Committee held twelve meetings during fiscal 2006. The Audit Committee Report begins on page 37 of this Proxy Statement. The Audit Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Compensation Committee.    The Compensation Committee assists our Board of Directors in its oversight of executive compensation, determines goals and objectives relevant to compensation and, based on input submitted by management, recommends to our Board compensation levels for our Board members and our executive officers that correspond to our goals and objectives. In addition, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluates the performance of the Chief Executive Officer and recommends to the full Board for its determination the compensation of the Chief Executive Officer. The Compensation Committee also makes recommendations to the Board regarding incentive compensation plans and equity compensation plans. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation to be included in our proxy statements and recommends to the Board the inclusion of the Company's Compensation Discussion and Analysis. The Committee is responsible for issuing a report that contains its recommendation regarding the Company's Compensation Discussion and Analysis as required by the rules of the SEC to be included in our proxy statements or annual reports on Form 10-K. This report begins of page 22 of this Proxy Statement. The Compensation Committee has a charter, a copy of which is available on our website at www.gfigroup.com. The Compensation Committee is comprised of John W. Ward, as Chairperson, and John R. MacDonald. The Compensation Committee held six meetings during fiscal 2006.

        Board Credentialing Committee.    The Board Credentialing Committee is responsible for considering and recommending individuals to our Board of Directors to be nominated as directors and Board Committee members. Consideration of new Board candidates involves internal discussions, a review of a potential candidate's qualifications, including the extent of the individual's experience in business, education or his or her ability to bring a desired range of skills, perspectives and experience to the Board and interviews with selected candidates. The Board Credentialing Committee will consider qualified director candidates identified by its members, by other members of the Board, by senior management and by stockholders. A stockholder wishing to submit a proposal for a director candidate should follow the instructions set forth in the section below entitled "Submission of Stockholder Proposals for the 2008 Annual Meeting" If properly submitted, the Board Credentialing Committee will evaluate any director candidate nominated by a stockholder in the same manner as any other director candidate.

        The Board Credentialing Committee's responsibilities also include evaluating the performance of our Board of Directors. The Board Credentialing Committee is comprised of Marisa Cassoni and John W. Ward. The Board Credentialing Committee held three meetings during fiscal 2006. The Board Credentialing Committee has a charter, a copy of which is available on our website at www.gfigroup.com.

        Risk Policy Committee.    The Risk Policy Committee assists our board of directors in setting policy and overseeing management in the matters of the identification, measurement, monitoring and controlling of our principal operational and business risks. The Risk Policy Committee is comprised of Geoffrey Kalish, as Chairperson, Marisa Cassoni and Colin Heffron. The Risk Policy Committee held two meetings during fiscal 2006.

        The Board and each of the Board Committees conducted a self-evaluation. Accordingly, each Board Committee compared its performance with the provisions of its charter, set forth its objectives for the upcoming year and if the Board Committee deemed it necessary or appropriate, recommended changes to the Board. Each Board Committee reported the results of its evaluation to the Board. Furthermore, the Board evaluated itself and its Board Committees to determine whether they are functioning effectively and to determine whether any modifications were necessary.

CODE OF ETHICS

        The Board has adopted a "Code of Business Conduct and Ethics for All Employees" and a "Code of Business Conduct and Ethics for Senior Financial Officers" that applies to the Company's Chief Executive Officer and Chief Financial Officer and other senior employees of the Company's Finance department. Copies of these codes are available on the Company's website at www.gfigroup.com. Any amendment or waiver of any provision of these codes for executive officers and directors may only be granted by the Board and any such amendment or waiver of the codes relating to such individuals will be disclosed by the Company on its website at www.gfigroup.com.

        Additional information relating to corporate governance of the Company is also available on our website including information concerning our directors, Board Committees, including the charters for each of our Board Committees and our compliance procedures for accounting and auditing matters.

EXECUTIVE OFFICERS

        In addition to Messrs. Gooch and Heffron, who are members of the Board of Directors and whose biographical information is set forth above, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Name	Age	Position(s)
Ronald Levi	45	Chief Operating Officer
Donald P. Fewer	43	Senior Managing Director
Jurgen Breuer	41	Senior Managing Director—Head of Asia
James A. Peers	56	Chief Financial Officer
J. Christopher Giancarlo	47	Executive Vice President—Corporate Development
Scott Pintoff	36	General Counsel and Corporate Secretary
Michel Everaert	38	Chief Information Officer, E-Commerce

        Ronald Levi, Chief Operating Officer. Mr. Levi became our Chief Operating Officer in May 2006. Prior to becoming Chief Operating Officer, Mr. Levi was Managing Director—Europe since January 2004. Mr. Levi joined our Company in 1993 and was appointed to the position of Managing Director in 2001. Prior to joining our Company, Mr. Levi was the Director of Fixed Income at Garban plc.

        Donald P. Fewer, has been our Senior Managing Director and head of credit product brokerage business in North America since January 2007. Prior to assuming the position as head of Credit, Mr. Fewer was our head of North American brokerage operations, a position he held since June 2000. Mr. Fewer joined our Company in 1996. Prior to joining our Company, Mr. Fewer was a Senior Vice President in the structured products group at Garvin Guy Butler Corp. Mr. Fewer was previously a Senior Vice President at Prebon-Yamane (U.S.A.) Inc., where he headed the firm's treasury group, responsible for all non-trading floor operations, and was a member of its North American Executive Committee.

        Jurgen Breuer, Senior Managing Director—Head of Asia, is our head of Asian brokerage. Mr. Breuer joined our Company in January 1998. Prior to his appointment to his current position in January 2004, Mr. Breuer managed our Company's European repo and freight derivatives business in London. Prior to joining our Company, Mr. Breuer held trading positions with Oppenheim, Societe Generale and Citibank.

        James A. Peers, Chief Financial Officer, joined our Company in August 2002. Prior to joining our Company, Mr. Peers was a Senior Vice President at Bank One in Chicago from 1999 to 2001 where he held various positions, including Corporate Controller. He also was the CFO for Rabobank International in New York and a Senior Vice President—Corporate

Development for Canadian Imperial Bank of Commerce in New York. Mr. Peers is a Certified Public Accountant and Chartered Accountant and was a partner at Ernst & Young where he spent 18 years working in the Toronto and Chicago offices mainly with financial institutional clients.

        J. Christopher Giancarlo, Executive Vice President, Corporate Development, joined our Company in April 2001 following our acquisition of Fenics, where he structured strategic alliances with major investment banks. Prior to joining Fenics in 2000, Mr. Giancarlo was a corporate partner in the New York law firm of Brown Raysman Millstein Felder & Steiner, LLP from 1997 to 2000.

        Scott Pintoff, General Counsel and Corporate Secretary, joined our Company in April 2000. Prior to assuming the duties of General Counsel in April 2002, Mr. Pintoff was GFI's Associate General Counsel. Before joining our Company, he was an associate with the law firm of Dewey Ballantine LLP from 1996 to 2000.

        Michel Everaert, Chief Information Officer, E-Commerce, joined our Company in May 2000. Prior to joining GFI, he was Senior Sales Manager for Investment Banking Services at Logica PLC from November 1998 to April 2000 and prior to that position he held marketing and sales positions at Dow Jones Telerate and Reuters.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        In this section, we discuss certain aspects of our compensation policies as they apply to our principal executive officer, our principal financial officer, and our 3 other most highly-compensated executive officers in 2006. We refer to these 5 persons throughout as the "named executive officers." Our discussion focuses on compensation and policies relating to the year ended December 31, 2006, which was our most recently completed fiscal year. Each of our named executive officers is a member of our Executive Committee.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

        Our executive compensation program is designed to drive and reward superior corporate performance on an annual basis and, through increasing shareholder value, over the long-term. We try to ensure that total compensation is internally equitable and externally competitive by meeting the following core objectives:

  •
  Total compensation paid to any of our named executive officers should reflect the level of his or her responsibilities, experience, recent compensation history, and expected future contributions.

  •
  A substantial portion of the total compensation for each named executive officer is intended to be variable and delivered on a pay-for-performance basis. The amount of compensation is based on each of (i) the performance of the company, (ii) the performance of the regions or departments managed by the executive and (iii) the performance of the individual executive.

  •
  Due to the intensely competitive nature of the inter-dealer brokerage industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other firms in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain the most talented and dedicated executives possible.

  •
  We are committed to using our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our named executive officers with those of our stockholders and helps to focus our executives on long-term stockholder value creation.

COMPETITIVE POSITIONING

        We strive to maintain the highest levels of performance within the inter-dealer broker industry. To attain this high level of performance, we require the leadership and services of experienced managers with extensive knowledge of our markets, customers and employees. The pool of high-quality candidates who can provide effective leadership and strategic vision in our industry, and who can drive the performance of a significant area of our business, is smaller than the leadership needs for us and our competitors, resulting in significant competition for available executives. We consider our named executive officers who manage our brokerage operations to be an invaluable resource. We believe that it is imperative that our compensation packages for our named executive officers remain attractive and competitive in comparison to other firms in our industry.

        While we do not believe it is appropriate to establish compensation levels based primarily on benchmarking, we do believe that information regarding pay practices at other firms in our industry, when available, is useful in two respects. First, we recognize that our pay practices must be competitive in our marketplace. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation, particularly for our Chief Executive Officer. Accordingly, in determining the amount of named executive officer compensation each year, the Compensation Committee reviews the competitive demands for our named executive officers. Although the Compensation Committee stays informed of the compensation paid to the chief executive officers and other senior executives of our competitors, when such information is publicly available, it does not use or consult data from external market surveys or attempt to benchmark the named executive officers' compensation against a particular peer group.

COMPOSITION OF COMPENSATION FOR NAMED EXECUTIVE OFFICER

        The key components of our named executive officer compensation program are base salary, annual incentive compensation and long-term equity compensation. In addition, our named executive officers have the opportunity to participate in our company-wide benefit plans and to receive certain personal benefits, as described below. Additionally, some of our named executive officers receive compensation from the exercise of stock options granted under historical compensation plans in which they participated in prior years.

        Base Salary.    The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Base salaries for our named executive officers are reviewed and approved annually by the Compensation Committee. When setting base salaries, the Compensation Committee considers the executive's role and responsibilities, the recommendations of our Chief Executive Officer, any existing contractual commitments set forth in the employment agreements of the executive and external competitive demands. The base salary levels of our named executive officers reflect a desire to maintain a relatively equitable compensation baseline among the individuals serving on our Executive Committee who have responsibility for our brokerage operations. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our named executive officers accounts for less than half of their overall compensation. In 2006, the base salaries paid to our named executive officers ranged from approximately 31% to 45% of the total cash and equity compensation approved by the Compensation Committee.

        The Compensation Committee has generally not adjusted the base salaries for our named executive officers following their annual review, but has adjusted salaries for individuals upon their initial appointment to a new position or upon taking on new responsibilities. The base salaries for Messrs. Gooch, Heffron, and Fewer have been unchanged since 2004. Mr. Levi received a base salary increase more recently upon his appointment to the position of Chief Operating Officer and joining our Executive Committee. Mr. Peers received a base salary increase in the beginning of 2005, which has been unchanged since then. We believe the current salary levels are appropriate based on the officers' roles, responsibilities, experience and contributions to the company.

        Annual Incentive Compensation.    Annual Incentive Compensation for named executive officers is currently comprised of a cash bonus under our Senior Executive Annual Bonus Plan and an annual grant of equity compensation under our 2004 Equity Incentive Plan.

        The Compensation Committee administers our Senior Executive Annual Bonus Plan that provides a significant portion of the total compensation paid to our named executive officers. The plan was established in 2004 and provides for cash bonuses to our executive officers and the executive officers of our subsidiaries, including members of our Board of Directors who are executive officers. The plan is designed to reward our named executive officers through additional cash compensation for their significant contribution toward improved profitability and growth of our Company. The maximum amount of compensation that may be paid under the plan to any participant for any year is $5,000,000. Awards pursuant to the plan may be based upon the satisfaction of performance goals established by the Compensation Committee. Performance goals may, in the Compensation Committee's discretion, be based on any performance criteria the Compensation Committee elects to use, either alone or in any combination, on either a consolidated or unconsolidated basis. The Compensation Committee may also grant awards to participants under the plan on a discretionary basis for outstanding performance without the attainment of any specified performance targets. Cash bonus awards are contingent upon employment with the Company through the payment date.

        Our named executive officers are also eligible for annual equity grants pursuant to The 2004 Equity Incentive Plan. This plan is administered by the Compensation Committee and permits the grant of non-qualified stock options, stock appreciation rights, restricted shares and restricted stock units, and performance units. Since January 2005, we have only granted restricted stock units to our named executive officers under this plan. Generally, grants to named executive officers vest over time, typically one-third each year over a three-year period and, in each case, are subject to the terms and conditions of a separate grant agreement with the named executive officer.

        Compensation Committee Determinations and Relevant Factors.    For the fiscal year ended December 31, 2006, the Compensation Committee evaluated the performance of our named executive officers and determined the cash bonuses and restricted stock unit grants to be made to such executives pursuant to the Senior Executive Annual Bonus Plan and the 2004 Equity Incentive Plan, respectively. When determining the amount of bonus and incentive compensation to be paid for 2006, the Committee reviewed and considered the following information:

  •
  A self-evaluation of the Chief Executive Officer, as well as feedback from the full Board of Directors, gathered by the Compensation Committee chairperson, regarding the performance of the Chief Executive Officer for 2006;

  •
  The Chief Executive Officer's review and evaluation of each other named executive officer, addressing individual performance and the results of operations of the regions and departments for which such executive had responsibility, which the Compensation Committee discussed with the Chief Executive Officer;

  •
  The financial performance of the Company and other companies in the inter-dealer brokerage industry with which we compete, including the total relative shareholder return and price to earnings ratio of the Company and our competitors;

  •
  Total compensation, as well as each element of compensation, paid to the named executive officers, including the Chief Executive Officer, for the current and prior two years; and

  •
  Total proposed compensation, as well as each element of proposed compensation, for 2006, taking into account the recommendations of the Chief Executive Officer.

        The following factors significantly influenced the total amount of cash bonus and annual restricted stock unit grants approved by the Compensation Committee for each named executive officer:

  •
  The company achieved financial results for 2006 that were significantly improved over 2005, with strong revenue and net income growth.

  •
  The company's stock price increased by 31.4% during 2006.

  •
  The company, led by Messrs. Gooch and Heffron, had continued its development and strategic deployment of technology and electronic trading platforms to the Company's brokerage operations.

  •
  Each of our European, North American and Asia brokerage operations all improved their results over 2005, with substantial year-over-year improvement in revenues.

  •
  Mr. Gooch's success in delivering against the company's strategy in 2006, his management of the company's executive resources and his efforts in developing the company's succession planning.

  •
  Mr. Levi's significant new role with his appointment to the position of our Chief Operating Officer on May 4, 2006.

        Taking into account all of the information described above, the Compensation Committee evaluated the performance of our Chief Executive Officer and determined his cash bonus and equity incentive compensation, assessed current levels of responsibility and contribution during the year for each other named executive officer and approved 2006 bonus and annual equity incentive compensation for the named executive officers, as follows:

Name	Cash	Restricted Stock Units(1)	Total ($)
Michael Gooch	$450,000	$350,000 (6,845 units)	$800,000
James Peers	$360,000	$250,000 (4,889 units)	$610,000
Colin Heffron	$810,000	$725,000 (14,180 units)	$1,535,000
Ron Levi	$750,000	$450,000 (8,801 units)	$1,200,000
Don Fewer	$550,000	$500,000 (9,779 units)	$1,050,000

(1)
Represents the dollar value of the restricted stock unit award approved by the Compensation Committee as part of the named executive officer's annual incentive compensation for 2006. The number of restricted stock units granted was determined as described below and were granted on March 31, 2007.

        Form of Payment.    Consistent with our philosophy regarding executive stock ownership, the annual incentive compensation for the named executive officers for 2006 was paid out in a combination of cash and equity. The equity component represented from 38% to 48% of the total annual incentive compensation payout and was paid out entirely in restricted stock units under the 2004 Equity Incentive Plan. In compliance with our equity grant timing policy, the restricted stock units were granted on March 31, 2007; approximately 33% of the restricted stock units will vest on each of the first, second and third anniversaries of the date of grant respectively, subject to the terms and conditions of the applicable award agreements. The number of restricted stock units granted to each named executive officer was determined by dividing 117.65% of the total dollar value designated by the Compensation Committee to be paid out to the officer in restricted stock units by the average of the closing prices of our common stock over the first two-week period in the month of March. We use this formula, which provides the named executive officer with a premium over the total dollar value designated by the Compensation Committee, because the restricted stock units vest over a period of three years and cannot be sold or transferred until they vest.

        On March 14, 2007, we mutually agreed with Steve McMillan, our Senior Managing Director—Europe, to terminate Mr. McMillan's employment with us so that he may pursue other opportunities. Mr. McMillan's employment with the Company terminated on April 3, 2007. We entered into a separation agreement with Mr. McMillan on March 14, 2007, which provides for the payment of Mr. McMillan's base salary until the termination date and a cash termination payment of $1.0 million as consideration for his compliance with the terms of the separation agreement, which include a release of any claims and post-termination restrictions on any competitive activities. In light of the change in his status, Mr. McMillan was not awarded a bonus or any restricted stock units for 2006.

        Long-Term Incentive Compensation.    Long-term incentives are intended to provide compensation opportunities based on the creation of shareholder value and an increase in our stock price. A substantial portion of the 2006 annual incentive compensation paid to our named executive officers was paid in the form of restricted stock units, representing from 24% to 32% of the 2006 total compensation (including, for this purpose, base salary and total cash incentive compensation) paid to each named executive officer, depending on the individual's position. Each restricted stock unit is equal in value to one share of our Common Stock, meaning that the value of these awards increase as our stock price increases. Moreover, the restricted stock units will lose value if our stock performance declines. Subject to the terms and conditions of the applicable award agreements, approximately 33% of the units will vest on each of the first, second and third anniversaries of the date of grant, respectively.

        Although the Compensation Committee has the authority to grant non-qualified stock options, stock appreciation rights and restricted shares in addition to restricted stock units, restricted stock units have been the only awards that have been made to our named executive officers since our initial public offering in January 2005. Prior to 2005, we historically used stock options rather than other forms of equity compensation and we may consider granting stock options in the future. We currently issue restricted stock units instead of stock options because we believe it is simpler to determine the grant date value of a restricted stock unit award and because we believe restricted stock unit awards are easier for our employees and shareholders to understand.

        With respect to any of the restricted stock units granted, our employees, including our named executive officers, may elect to defer the settlement to the extent such deferral is consistent with Section 409A of the of the Internal Revenue Code of 1986.

        Please refer to the section below, "Other Guidelines and Procedures Affecting Executive Compensation" for additional information regarding our practices when granting restricted stock units.

        Other Compensation.    Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. The primary perquisites we provide are housing subsidies and/or transportation. The Company maintains corporate apartments that are available for use by employees, including our named executive officers, for business purposes, when traveling for business or as temporary housing in the case of relocation.    In addition, we provide each of Mr. Gooch and Mr. Heffron with the use of a car and a driver for business purposes, which may be used by them from time to time for personal transportation. We believe that these additional benefits assist our executives in performing their duties and provide time efficiencies for our executives. We annually review the perquisites and other personal benefits that we provide to our named executive officers.

        In the U.K., we maintained certain defined contribution plans in 2006 that provided for matching contributions from the company up to a maximum percentage of a participant's total pay. In 2006, Mr. Levi received matching contributions from the Company of $8,832. We provide this matching program to all U.K. employees in order to assist them in their retirement planning.

OTHER GUIDELINES AND PROCEDURES AFFECTING EXECUTIVE COMPENSATION

        Share-Based Compensation—Procedures Regarding Committee Approval and Delegation of Authority.    The Compensation Committee approves all grants of stock-based compensation to our Chief Executive Officers and all of our other executive officers, including each of our named executive officers, who are subject to Section 16(b) of the Securities Exchange Act of 1934.

        In 2006, the Compensation Committee delegated to our CEO the authority to make and approve specific awards to employees other than those who are executive officers and on a quarterly basis ratified such awards. For 2007, the Compensation Committee approved the size of the pool of equity based awards to be granted to other employees and delegated to our CEO and our President the authority to make and approve specific awards to employees other than those who are executive officers. While the Compensation Committee may delegate specific grant-making authority to the CEO or President (except with respect to the senior officers described above), the Committee reviews such grants and oversees the administration of the program. For 2007, the Compensation Committee approved a pool of restricted stock unit awards with a dollar value (measured as of each applicable grant date) not to exceed $20 million which will be available for grant to non-Executive Officers.

        Share-Based Compensation—Procedures Regarding Timing and Pricing of Awards.    It is the policy of the company and the Compensation Committee that all grants of share-based awards must be appropriately authorized, calculated, approved and granted. Our policy is to make grants of equity-based compensation only at current market prices or based on pre-determined average prices for a fixed period preceding the grant date. It is also our policy to make grants only on the last day of a month. With regard to annual grants to our named executive officers that form part of their annual incentive compensation, it is our policy to make such grants on the last day of the month in which any annual cash bonus is paid to the executive.

        Our granting policy is designed to make stock awards in a manner such that they will not be influenced by scheduled releases of information. We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation. Similarly, we do not set the grant date of awards to new executives in coordination with the release of material non-public information and, instead, these grants, like all other grants, have grant dates corresponding to the last day of the month in which such grant was approved.

        We follow the same procedures regarding the timing of grants to our named executive officers as we do for all other participants.

        Role of Executive Officers in Determining Executive Compensation.    The Compensation Committee oversees the administration of executive compensation plans, including the design, performance objectives and factors, and award opportunities for the executive incentive programs, and certain employee benefits. The Compensation Committee has the authority to determine and approve all compensation and awards to our Chief Executive Officer and makes recommendations to the full Board of Directors with regard to the compensation and awards for all other members of our Executive Committee. Our Chief Executive Officer, President and Chief Financial Officer assist the Compensation Committee in making their recommendations with regard to the compensation and awards for the non-CEO members of our Executive Committee. The Chief Executive Officer reviews, evaluates and discusses each member of our Executive Committee, including the other named executive officers, with the Compensation Committee and provides his own recommendations regarding the bonus and incentive compensation to be paid to each such executive. As previously noted, the Compensation Committee also approves the size of the pool of stock-based awards to be granted to other employees, but delegates to the Chief Executive Officer and the President the authority to make and approve specific awards to employees other than Executive Officers. Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

        Equity Compensation Retention Guidelines.    The Compensation Committee has adopted an Equity Compensation Retention Guideline for our executive officers, including our named executive officers, to help ensure they maintain an economic stake in the company. The guidelines provide that all executive officers with retained equity compensation holdings with a market value of greater than $500,000 cannot sell more than 30% of the vested shares they received from the lapse of restricted stock units or the exercise of stock options in any single quarter. The guidelines provide that the Chief Executive Officer can exercise his discretion to allow an exception to these guidelines in exceptional circumstances where an executive has a particular need for portfolio diversification or liquidity.

TAX CONSIDERATIONS

        It is the Compensation Committee's intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. Section 162(m) of the Internal Revenue Code, as amended (the "Code"), imposes limits on the amount of compensation paid to named executive officers that can be deductible in any particular year unless such compensation is eligible for deduction under Section 162(m). At this time, all compensation we paid to the named executive officers is intended to be deductible under Section 162(m). We also consider the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our named executive officers, which might have the effect of frustrating the purpose(s) of such compensation. There are various provisions of the Code which we consider.

        Taxes on Compensation Earned by Named Executive Officers in excess of $1 Million.    Our 2004 Equity Incentive Plan and Senior Executive Annual Bonus Plan are designed to comply with the requirements of Section 162(m) of the Code to ensure the tax deductibility of incentive compensation paid to our named executive officers. Under Section 162(m), we cannot deduct compensation in excess of $1 million that is paid to a named executive officer in any year unless the compensation qualifies as "performance-based" compensation under Section 162(m). Generally, compensation paid during a transition period after the date a company first becomes publicly held is deemed to comply with section 162(m) if that compensation is paid pursuant to a plan or agreement adopted prior to that date. Our transition period will end on the date of our annual stockholders meeting in 2009. Under these rules, we believe that the deduction of compensation paid under the 2004

Equity Incentive Plan and the Senior Executive Annual Bonus Plan will not be disallowed under 162(m) during the transition period.

        Excise Taxes on Parachute Payments.    Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. Mr. Peers' employment agreement provides for the payment of benefits if his employment is terminated in certain circumstances following a change in control. We may also enter into similar agreements with one or more of our other named executive officers in the future. In the event that Mr. Peers' were to receive an "excess parachute payment", Mr. Peers' employment agreement does not provide for any tax protection for him in the form of a gross up payment.

        Deferred Compensation.    Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We believe that our plans subject to Section 409A are being operated in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. We intend to amend our plans as necessary to comply with Code Section 409A requirements as embodied in the final 409A regulations.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

        Submitted by the compensation committee of the Board of Directors:

        John W. Ward, Chairperson
        John R. MacDonald

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2006 by our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers of the Company (other than the Chief Executive Officer and Chief Financial Officer) serving as of December 31, 2006 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael A. Gooch, Chief Executive Officer	2006	650,000	450,000	257,460	—	19,760	1,377,220
James A. Peers, Chief Financial Officer	2006	350,000	360,000	178,304	—	1,572	889,876
Colin Heffron, President	2006	700,000	810,000	476,430	55,102	85,453	2,126,986
Donald Fewer, Senior Managing Director	2006	650,000	550,000	426,877	6,556	1,572	1,635,005
Ronald Levi, Chief Operating Officer	2006	547,166	750,000	179,021	20,249	35,380	1,531,816

(1)
Represents the base salary paid to such named executive officer for 2006.

(2)
Represents the cash portion of the annual incentive compensation paid to such named executive officer for 2006.

(3)
Represents the compensation expense incurred by the Company during 2006 under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("FAS 123R"), for outstanding restricted stock units that were previously issued as part of such named executive officer's annual incentive compensation.

(4)
Represents the compensation expense incurred by the Company during 2006 under FAS 123R, for outstanding options that were previously awarded as part of such named executive officer's annual incentive compensation.

(5)
The amount shown as "all other compensation" includes the following:

Name	Life Insurance(a)	Automobile and Driver(b)	Relocation Expenses(c)	Retirement Plan Contributions(d)	Personal Security(e)
Michael Gooch	$1,572	$5,813	—	—	$12,375
James A. Peers	$1,572	—	—	—	—
Colin Heffron	$1,572	$80,688	$3,193	—	—
Donald Fewer	$1,572	—	—	—	—
Ronald Levi	$135	—	$26,413	$8,832	—

  (a)
  We offer term life insurance to all U.S. employees in an amount equal to two times total compensation up to a maximum benefit of $1 million and in the U.K., equal to four times base salary up to a maximum benefit of 423,600 GBP. The premium cost for this coverage is paid by the Company.

  (b)
  Mr. Gooch and Mr. Heffron are provided with the use of a dedicated car and driver. The amounts reported above are the allocated portion of the annual lease valuation, if applicable, annual driver compensation, fuel, maintenance and parking. Although the Company provides this benefit to enhance the security and efficiency of travel of Mr. Gooch and Mr. Heffron, SEC rules require that costs of commuting and other use not directly and integrally related to our business be disclosed as compensation to the executive. The allocation is based on good-faith estimates of the percentage of time the car and driver are used for activities we believe would be characterized as personal under applicable rules, such as commuting and personal travel.

  (c)
  Represents amounts paid for the relocation of Mr. Heffron and Mr. Levi to the United States. Included in such amounts are the costs of moving personal items, storage and travel expenses for members of their families.

  (d)
  Represents matching contributions to the Company's defined contribution plans in the U.K.

  (e)
  The Company provides security in certain circumstances for Mr. Gooch. We do not consider any such security costs to be personal benefits since these costs arise from the nature of the Mr. Gooch's employment by the Company. However, the SEC requires certain security costs to be reported as personal benefits, such as the costs of residential security; security provided for commuting to/from work; and security provided during personal travel. The amounts reported are the allocated portion of the total cost paid by the Company for security services and personnel. Total employment costs for security personnel are allocated based on good-faith estimates of the percentage of time security personnel spend in activities we believe would be characterized under applicable rules as personal, such as providing security for commuting and personal travel. For security contractors, the cost is the actual incremental cost of such contractors associated with the executive's personal time.

        In accordance with applicable securities laws, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $10,000 or 10% of the total of annual salary and bonuses for the officer for such year.

GRANT OF PLAN-BASED AWARDS

        The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2006.

Name	Grant Date(1)	Approval Date(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value(4)
Michael Gooch, Chairman of the Board and Chief Executive Officer	1/31/2006	1/26/2006	8,357	456,209
James Peers, Chief Financial Officer	1/31/2006	1/26/2006	5,970	325,902
Colin Heffron, President	1/31/2006	1/26/2006	19,102	1,042,778
Donald Fewer, Senior Managing Director	1/31/2006	1/26/2006	17,312	945,062
Ronald Levi, Chief Operating Officer	1/31/2006	1/26/2006	8,357	456,209

(1)
Pursuant to the Company's policies, the grant date for any award is always the last day of the month in which the award is to be granted.

(2)
Represents the date that the Compensation Committee approved the dollar value of the share-based compensation component of such named executive officers annual incentive compensation.

(3)
Represents restricted stock units granted in 2006 to such named executive officers as long-term incentive compensation for 2005. The manner in which the Company determines the number of restricted stock units that are granted is discussed in detail in this Proxy Statement under the caption "Compensation Discussion and Analysis."

(4)
Calculated based on the closing stock price of the Company's Common Stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2006.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Michael Gooch, Chairman of the Board and Chief Executive Officer	— —	— —	— —	— —	11,261 8,357	701,110 520,307
James Peers, Chief Financial Officer	40,000 —	— —	11.88 —	Jun 30, 2014 —	7,507 5,970	467,386 371,692
Colin Heffron, President	10,526 —	26,316 21,053	21.00 11.88	Feb 1, 2014 Feb 1, 2014	15,014 19,102	934,772 1,189,291
Donald P Fewer, Senior Managing Director	27,632 1,578	— —	11.88 9.50	Jun 30, 2014 Apr 3, 2010	13,137 17,312	817,910 1,077,845
Ronald Levi, Chief Operating Officer	26,316 44,211	26,316 —	11.88 9.50	Jan 1, 2014 Apr 3, 2010	3,753 8,357	233,662 520,307

(1)
Vesting dates of unvested option awards are as follows:

Mr. Heffron—13,158 on February 1, 2007, 13,158 on February 1, 2008, 10,526 on February 1, 2007 and 10,527 on February 1, 2008

Mr. Levi—13,158 on January 1, 2007, and 13,158 on January 1, 2008

(2)
The unvested restricted stock units for each of our named executive officers are due to vest on the following dates:

Mr. Gooch—5,546 on January 25, 2007, 5,715 on January 25, 2008, 2,785 on January 31, 2007, 2,786 on January 31, 2008, and 2,786 on January 31, 2009.

Mr. Peers—3,697 on January 25, 2007, 3,810 on January 25, 2008 (Mr. Peers has elected to defer the receipt of these shares until September 1, 2010), 1,989 on January 31, 2007, 1,990 on January 31, 2008 and 1,991 on January 31, 2009 (Mr. Peers has elected to defer the receipt of these shares until September 1, 2011).

Mr. Heffron—7,395 on January 25, 2007, 7,619 on January 25, 2008 (Mr. Heffron has elected to defer the receipt of these shares until January 1, 2009), 6,367 on January 31, 2007, 6,367 on January 31, 2008 and 6,368 on January 31, 2009.

Mr. Fewer—6,471 on January 25, 2007, 6,666 on January 25, 2008 (Mr. Fewer has elected to defer the receipt of these shares until January 1, 2009), 5,770 on January 31, 2007, 5,771 on January 31, 2008 and 5,771 on January 31, 2009.

Mr. Levi—1,849 on January 25, 2007, 1,904 on January 25, 2008, 2,785 on January 31, 2007, 2,786 on January 31, 2008 and 2,786 on January 31, 2009.

(3)
Based on the closing market price of our Common Stock on December 29, 2006 of $62.26 per share.

OPTION EXERCISE AND STOCK VESTED

        The following table sets forth certain information concerning options exercised and stock vested during the year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael Gooch, Chairman of the Board and Chief Executive Officer	—	—	5,546	284,371
James Peers, Chief Financial Officer	38,947	1,857,289	(3)	—
Colin Heffron, President	100,000	3,938,768	(4)	—
Donald Fewer, Senior Managing Director	55,000	2,314,151	(5)	—
Ronald Levi, Chief Operating Officer	40,000	1,771,175	1,849	94,807

(1)
We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)
We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

(3)
On January 25, 2006, 3,697 RSUs vested with a value of $189,563. Mr. Peers deferred the receipt of these shares until September 1, 2010.

(4)
On January 25, 2006, 7,395 RSUs vested with a value of $379,179. Mr. Heffron deferred the receipt of these shares until January 1, 2009.

(5)
On January 25, 2006, 6,471 RSUs vested with a value of $331,801. Mr. Fewer deferred the receipt of these shares until January 1, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        We have entered into certain agreements with certain of our named executive officers and maintain certain plans that will require us to provide compensation to such executives in the event of a termination of their employment or a change in control of the company. These agreements and plans are described below.

        Disability Agreement with Chief Executive Officer.    On December 30, 2004, we entered into an agreement regarding our obligations to Mr. Gooch, our Chief Executive Officer, if he is terminated following a permanent disability. "Permanent disability" is defined as Mr. Gooch's physical or mental illness, disability or impairment that prevents Mr. Gooch from continuing the performance of his normal duties and responsibilities for a period in excess of six consecutive months. A written determination of two qualified physicians shall be conclusive evidence of whether a "permanent disability" has occurred.

        This agreement provides that if Mr. Gooch is terminated due to his "permanent disability" then he (or his personal representative, as the case may be) shall be entitled to receive the following benefits:

  •
  salary and bonus continuation for the three year period following the termination date, at a rate equal to the rate of his base salary and bonus for the last full fiscal year immediately preceding such termination (including the cash value of any equity awards in such year),

  •
  coverage under our medical, dental and life insurance plans for the three year period following the termination date on the same terms as such plans are made available to the our most senior salaried officers generally, and

  •
  reimbursement of any expenses incurred by Mr. Gooch in the ordinary course of employment prior to his termination consistent with our then existing expense reimbursement policy.

        Assuming Mr. Gooch's employment was terminated as of December 31, 2006 by reason of a Permanent Disability, as defined in the Disability Agreement, Mr. Gooch would have been entitled to receive approximately $5,010,920 in salary and bonus continuation. The cash value of the equity portion of his annual incentive compensation for 2006 was calculated using the closing price of our common stock on December 29, 2006, which was $62.26. In addition, the continuation of insurance, described above, would be valued at approximately $44,838 based on the historical cost of such benefits during 2006.

        Employment Agreement with Chief Financial Officer.    We entered into an employment agreement with James A. Peers, our Chief Financial Officer, on November 18, 2002. This agreement has an indefinite term, subject to termination of the agreement by either party upon six months notice. Mr. Peers is currently paid an annual salary of $350,000 and his employment agreement provides for continued participation in all compensation and benefit plans.

        Mr. Peers' employment agreement provides for the payment of benefits if we terminate his employment without cause. Mr. Peers would be entitled to receive:

  •
  a salary continuation benefit for a period of up to six months, which will be reduced by any portion of the notice period in which he is not requested to work and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        This agreement also provides that upon resignation with "good reason" within six months following a "change in control", Mr. Peers will generally be entitled to receive the following benefits:

  •
  a lump sum payment in an amount equal to twelve months base salary, minus applicable withholdings and deductions;

  •
  the cost of maintaining health and dental insurance coverage for the earlier of six months after the termination of employment or until he secures new employment;

  •
  all employee or incentive stock options granted to him which are outstanding and unexercised on the date of termination of employment will become fully vested and such options will continue to be exercisable at any time within the one year period following the date of termination; and

  •
  an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which such employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment was terminated, and the denominator of which is 365.

        Under the employment agreement, the term "good reason" means any of the following events occurring within six months after a change in control: (i) relocation of Mr. Peers offices more than 50 miles from our current office on Wall Street, (ii) any material diminution of his position, duties and responsibilities, (iii) any material diminution of his base salary, or (iv) any other material breach of the agreement that continues uncured after Mr. Peers gives us 30 days' notice. Under the employment agreement, a change in control is deemed to take place whenever (1) a person, group of persons, or other entity becomes the beneficial owner of our common stock having 50% of more of the combined voting power of our then-outstanding securities, (2) the transfer, whether by sale or merger, of all or substantially all of our business and assets or (3) the adoption by us a plan of liquidation or dissolution.

        The agreement requires Mr. Peers to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of employment.

In addition, all severance payments under Mr. Peers' employment agreement are conditioned on Mr. Peers executing a release in favor of GFI.

        We believe that change in control provisions should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth. Therefore, Mr. Peers' agreement requires that there be both a change in control and a voluntary termination for "good reason," which is often referred to as a "double-trigger." The double-trigger ensures that we will become obligated to make payments under the change in control provision of Mr. Peers' employment agreement only if his employment actually terminates as a result of the change in control.

        Assuming Mr. Peers' employment was terminated as of December 31, 2006, without "cause", as defined in the Employment Agreement, and without any notice period during which Mr. Peers did not work, Mr. Peers would have been entitled to receive approximately $175,000 in salary continuation. In addition, Mr. Peers would have been entitled to a payment of $400,000 in lieu of a discretionary bonus.

        Assuming Mr. Peers' resigned for "good reason" as of December 31, 2006 following a "change-in-control" in the prior six months, Mr. Peers would have been entitled to a lump sum payment of $750,000, which is comprised of the lump sum payment of twelve months salary and the payment in lieu of a discretionary bonus described above. In addition, the continuation of insurance for six months, described above, would be valued at approximately $6,687 based on the historical cost of such benefits during 2006. All of Mr. Peers' options are currently vested.

        Other Named Executive Officers.    Except for the agreements for Messrs. Gooch and Peers described above, none of our named executive officers has an employment agreement which provides for any severance payment upon the termination of their employment. We may enter into employment agreements in the future with our named executive officers, including Messer's. Gooch and Heffron, which provide for payments in the event of their termination of employment or a change in control.

        Equity Compensation Plans.    Equity grants made to all employees, including the named executive officers, under our 2000 and 2002 Stock Option Plans will fully vest on a change-in-control. Of our named executive officers, only Mr. Heffron and Mr. Levi have been granted any options under either of these plans that are currently unvested.

        Assuming there was a change-in-control on December 31, 2006, Mr. Heffron would have had 47,369 options vest with a value of $2,146,448, and Mr. Levi would have had 26,316 options vest with a value of $1,325,800. These values were calculated by multiplying the number of options that vested times the difference between the market price of the underlying shares on December 29, 2006 and the exercise price of the options.

        For equity grants made pursuant to the 2004 Equity Incentive Plan, including all restricted stock unit grants made to date, our Board of Directors may, in its discretion, determine if there should be accelerated vesting, cash outs or other adjustments to all or any grants under the plan. Accordingly, unless so determined by the Board of Directors or as otherwise provided in individual employment agreements or grant agreements, the vesting of restricted stock units will not accelerate in connection with a change in control or other business combination.

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION

        The following table provides certain summary information concerning all compensation earned for the year ended December 31, 2006 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		Total ($)
Geoffrey Kalish	3,000	79,984	(1)	—		82,984
John R. MacDonald	5,000	45,103	(2)	—		50,103
John Ward	68,000	12,262	(3)	1,326	(5)	81,589
Marisa Cassoni	6,000	96,043	(4)	—		102,043
Christopher Pike	25,667	—		—		25,667

(1)
Represents the compensation expense incurred by the Company during the fiscal year ended December 31, 2006 under FAS 123R for restricted stock units that were granted on January 31, 2006, which included (i) 733 restricted stock units with a fair value of $40,014 on the date of grant that become unrestricted and vest on each of the first, second and third anniversaries of the date of grant and (ii) 1,244 restricted stock units with a fair value of $67,910 on the date of grant that vested quarterly during the fiscal year ended December 31, 2006.

(2)
Represents the compensation expense incurred by the Company during the fiscal year ended December 31, 2006 under FAS 123R for restricted stock units that were granted on May 31, 2006, which included (i) 920 restricted stock units with a fair value of $50,011 on the date of grant that become unrestricted and vest on each of the first, second and third anniversaries of the date of grant and (ii) 650 restricted stock units with a fair value of $35,334 on the date of grant that vested on December 31, 2006.

(3)
Represents the compensation expense incurred by the Company during the fiscal year ended December 31, 2006 under FAS 123R for 733 restricted stock units granted on January 31, 2006 with a fair value of $40,014 on the date of grant that become unrestricted and vest on each of the first, second and third anniversaries of the date of grant.

(4)
Represents the compensation expense incurred by the Company during the fiscal year ended December 31, 2006 under FAS 123R for restricted stock units that were granted on January 31, 2006, which included (i) 733 restricted stock units with a fair value of $40,014 on the date of grant that become unrestricted and vest on each of the first, second and third anniversaries of the date of grant and (ii) 1,539 restricted stock units with a fair value of $84,014 on the date of grant that vested quarterly during the fiscal year ended December 31, 2006.

(5)
Represents the compensation expense incurred by the Company during 2006 under FAS 123R for options that were awarded to such director.

        Messrs. Gooch and Heffron, our Chief Executive Officer and President, are not compensated for their service as directors. All directors are reimbursed for any expenses incurred in attending Board and Board Committee meetings.

        Pursuant to the policies described below, our non-executive directors are eligible to receive compensation comprised of (i) a cash retainer, (ii) meeting/chairperson fees, and (iii) an annual grant of restricted stock units.

        On March 24, 2005, our Board of Directors, upon the recommendation of its Compensation Committee, adopted a compensation policy for non-executive directors (the "2006 Policy") and on December 7, 2006 adopted certain amendments to such policy (the "2007 Policy"). This policy, as amended, was adopted in order to provide competitive compensation to attract and retain qualified non-employee directors. The 2006 Policy was effective and applied to all non-executive director compensation for fiscal year 2006 and the 2007 Policy will be effective for fiscal years beginning with 2007.

        In fiscal 2006 and pursuant to the 2006 Policy, each director who was not an employee of the Company received an annual retainer of $40,000 plus $1,000 for each Board meeting attended. Each non-employee director who is a member of a Board Committee also received $1,000 for each Board Committee meeting attended. In addition, the Chairperson of the Audit Committee received an additional annual fee of $15,000 and the Chairperson of the Compensation Committee received an additional annual fee of $10,000. The 2007 Policy provides for these same fees and retainers and additionally authorizes the payment of $10,000 annually to the chairperson of the Risk Policy Committee of the Board of Directors.

        Both policies provide that each non-executive director may elect to receive all or a portion of his/her cash retainer, meeting or chairperson fees in either cash, restricted stock units or a combination of both, provided that any election to receive restricted stock units must be made prior to the beginning of each year. Cash payments will be paid in quarterly installments in arrears. If a non-employee director elects to receive all or a portion of his/her fees and retainers in the form of restricted stock units, then (i) under the 2006 Policy such restricted stock units were granted in January of 2006 and were based on the price of our Common Stock on December 31st of the previous year and vested quarterly over the year of grant and (ii) under the 2007 Policy, such restricted stock units will be granted in January of each year (unless the Compensation Committee determines otherwise) and such grant will be based on the average of the closing prices of the our Common Stock during the last two-week period in the month of grant and will vest on December 31st of the year of grant. We estimate the number of meetings for the year in order to determine the value of restricted stock units that will be granted. If such estimates fall short of the actual number of meetings, we pay any additional fees owed to non-executive directors in cash.

        In 2006 and pursuant to the 2006 Policy, Messrs. Kalish and MacDonald and Ms. Cassoni elected to receive all of their cash retainer, meeting and chairperson fees in the form of restricted stock units. Therefore, we estimated the number of meetings to be held by the board and each committee during fiscal 2006 and, as set forth in the table above and the related footnotes, on January 31, 2006 we granted to each of Mr. Kalish and Ms. Cassoni 1,244, and 1,539 restricted stock units, respectively. Mr. MacDonald was granted 650 restricted stock units on May 31, 2006, which grant was based on the estimated number of meetings for fiscal 2006 following his election and a pro-rata portion of the $40,000 annual retainer. The cash payments in "Fees Earned or Paid in Cash" for Messrs. Kalish and MacDonald and Ms. Cassoni reflect fees earned for additional meetings that they attended in 2006 that were not included in our estimates at the time of grant.

        At our Annual Meeting in 2006, Mr. Pike determined not to stand for re-election and his term as one of our directors expired. The cash payment in "Fees Earned or Paid in Cash" for Mr. Pike set forth in the table above reflects a pro-rata portion of his annual cash retainer and the fees earned for board and committee meetings he attended prior to our 2006 Annual Meeting on May 31, 2006.

        Non-executive directors are also entitled to receive annual grants of restricted stock units on the following terms. In 2006, the number of restricted stock units that were granted pursuant to the 2006 Policy was determined by dividing $40,000 by the closing price of the Common Stock on the date of grant. Such grants were made in January of 2006 and approximately one-third of the units granted vest on each of the first second and third anniversaries of the date of grant. Under the 2007 Policy, the number of restricted stock units that will be granted annually will be determined by dividing $40,000 (or such other amount as resolved by the Compensation Committee) by the average of the closing prices of the Company's common stock over the last two-week period in the month of grant. The date of grant shall be determined by the Compensation Committee. The restricted stock unit grants are subject to the terms and conditions of a separate grant agreement and the GFI Group Inc. 2004 Equity Incentive Plan. Subject to the restrictions and conditions to be set forth in the grant agreement, one-third of the units shall become unrestricted and vest on each of the first, second and third anniversaries of the date of grant.

        Since he joined our board in May of 2006, Mr. MacDonald did not receive an annual grant of restricted stock units under the 2006 Policy described in the preceding paragraph. On May 31, 2006 and in accordance with the terms approved by the Compensation Committee, following Mr. MacDonald's election to the Company's Board, he was given a one time grant of a number of restricted stock units equal to $50,000 divided by the closing price of the Common Stock on the date of grant. Subject to the restrictions and conditions to be set forth in the grant agreement, approximately one-third of the units shall become unrestricted and vest on each of the first, second and third anniversaries of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of our Compensation Committee are Messrs. Ward and MacDonald, neither of whom is, nor has been, an employee or officer of the Company. During fiscal 2006, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 407(e) of Regulation S-K. During fiscal 2006, none of the Company's executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information relating to the only entities that, as of February 28, 2007, (other than as set forth under "Security Ownership of Directors and Executive Officers" below) are known to us to be the beneficial owners of more than five percent of our Common Stock:

	Shares Beneficially Owned
Name and Address of Beneficial Owner
	Number	Percent
Entities Affiliated with Jersey Partners Inc. (1)	12,642,418	44%
1111 Route 110 Suite 327-328 Farmingdale, NY 11735

(1)
Includes 12,581,390 shares of Common Stock held directly by Jersey Partners. Also includes 1,316 shares of Common Stock held by Magnetic Management LLC. Magnetic Management LLC is a wholly-owned subsidiary of Jersey Partners. Also includes 59,712 shares of Common Stock held by N-Two LLC, a subsidiary of Jersey Partners.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth certain information, as of February 28, 2007, with respect to the beneficial ownership of our Common Stock by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at 100 Wall Street, New York, NY 10005.

	Shares Beneficially Owned
Name of Beneficial Owner
	Number	Percent
Named Executive Officers and Directors:
Michael Gooch(1)(2)	12,677,737	44.0%
James A. Peers(3)	30,000	*
Colin Heffron(4)	9,477	*
Ronald Levi(5)	87,508	*
Donald P. Fewer(6)	18,029	*
Geoffrey Kalish(7)	198,975	*
John W. Ward(8)	3,848	*
Marisa Cassoni	7,413	*
John R. MacDonald	650	*
All executive officers and directors as a group (14 persons)(9)	13,252,486	45.4

*
Less than 1%

(1)
Includes all shares of Common Stock beneficially owned by the entities affiliated with Jersey Partners as described in footnote (2) below. Mr. Gooch controls the voting and disposition of these shares through his ownership of approximately 70% of the outstanding common stock of Jersey Partners. Diane Gooch, Mr. Gooch's wife, and Gooch Investment Trust collectively beneficially own 24,110 shares of Common Stock as to which Mr. Gooch disclaims beneficial ownership.

(2)
Includes 12,581,390 shares of Common Stock held directly by Jersey Partners. Also includes 1,316 shares of Common Stock held by Magnetic Management LLC. Magnetic Management LLC is a wholly-owned subsidiary of Jersey Partners. Also includes 59,712 shares of Common Stock held by N-Two LLC, a subsidiary of Jersey Partners.

(3)
Includes 30,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007.

(4)
Does not include any of the shares of our company owned by Jersey Partners. Mr. Heffron owns approximately 5% of the outstanding common stock of Jersey Partners.

(5)
Includes 83,685 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007. Mr. Levi holds options to purchase 47,368 shares of our issued and outstanding Common Stock currently held by Jersey Partners. These options are currently exercisable.

(6)
Includes 14,210 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007. Does not include any of the shares of our Common Stock owned by Jersey Partners. Mr. Fewer holds options to purchase 68,000 shares of common stock of Jersey Partners, which would represent less than 1% of the outstanding common stock of Jersey Partners.

(7)
Represents 177,922 shares of Common Stock beneficially owned by Venturion GFI LLC and Venturion Capital LLC. Includes 21,053 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007. Mr. Kalish disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interests in such funds.

(8)
Includes 1,332 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007.

(9)
Includes 360,675 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of February 28, 2007.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2006, with respect to the Common Stock that may be issued under our existing equity compensation plans. The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been so approved. The footnotes and other information following the table are intended to provide additional detail on the compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	944,695	$13.25	2,869,256	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	944,695	$13.25	2,869,256

(1)
Includes information solely relating to stock options. There are no warrants or rights outstanding.

(2)
Includes 872,853 securities that will be issued upon the vesting of restricted stock units previously granted under our equity compensation plans. Such restricted stock units vest and are settled in unrestricted Common Stock in installments over a period of time. We allow employees to elect to have us withhold shares of Common Stock to satisfy minimum statutory tax withholding obligations arising on the vesting and settlement of restricted stock units. Any shares withheld by us become available for future issuance under our 2004 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and any persons who own more than 10% of the Common Stock, to file reports of initial ownership of the Common Stock and subsequent changes in that ownership with the SEC and furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5s were required, the Company believes that during fiscal 2006 all Section 16(a) filing requirements were complied with, except one late filing on Form 4 was made on behalf of Mr. Everaert, an executive officer of the Company, to report a transaction involving the exercise of certain options and the subsequent sale of Common Stock.

FEES PAID TO INDEPENDENT AUDITORS

        The following table summarizes the aggregate fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte"):

	2006	2005
Audit Fees(a)	$1,983,039	$1,464,982
Audit Related Fees(b)	—	120,800
Tax Fees	128,459	140,876
All Other Fees	—	—

Total	$2,111,499	$1,726,658

(a)
Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our consolidated financial statements, the review of our quarterly financial statements, the audit of management's report on the effectiveness of our internal controls over financial reporting, the issuance of comfort letters, statutory and regulatory audits, consents and other services related to SEC matters. Included in Audit Fees for 2006 is $127,225 related to professional services in connection with our secondary offering. Included in Audit Fees for 2005 is $250,000 related to professional services in connection with out initial public offering ("IPO").

(b)
Audit Related Fees consisted of aggregate fees billed for professional services rendered for assistance provided related to our compliance with the Sarbanes-Oxley Act of 2002.

        In considering the nature of the services provided by Deloitte, our Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

        During 2006, our Audit Committee specifically approved the appointment of Deloitte to be our independent auditors for the year ended December 31, 2006. Deloitte was also approved to perform reviews, pursuant to Statement of Auditing Standards No. 100, of our quarterly financial reports within the year ended December 31, 2006 and certain other audit related services such as accounting consultations. Until such time as our Board of Directors adopts a revised Audit Committee charter or other specific pre-approval policy for these services, our Audit Committee will continue to approve the services on this basis.

        Representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

AUDIT COMMITTEE REPORT

        The members of the Audit Committee have been appointed by the Board and the Audit Committee is governed by a charter, which has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee.

        The Audit Committee assists the Board in its oversight of (1) the integrity of the financial statements of the Company, (2) the qualifications, performance and independence of the Company" independent auditor(s), (3) the performance of the Company's internal audit function and (4) the Company's systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

        The Audit Committee has the sole authority to appoint or replace the Company's independent auditors, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of the Company's independent auditor and, in addition, reviewed and pre-approved all services provided during 2006.

        Management is responsible for the preparation and integrity of the Company's financial statements. The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2006 and met with both management and the Company's external auditors to discuss those financial statements, including the critical accounting policies on which the financial statements are based. Management and the external auditors have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

        The Audit Committee has received from and discussed with the external auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the external auditors any matters required to be discussed by Statement on Auditing Standards No. 61.

        Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

                AUDIT COMMITTEE

                Marisa Cassoni, Chairperson
                Geoffrey Kalish
                John R. MacDonald

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDENDENCE

REGISTRATION RIGHTS

        We entered into Registration Rights Agreements with certain of the holders of each series of our preferred stock, all of which converted into shares of our Common Stock upon the consummation of our IPO. Such registration rights apply to the Common Stock into which the preferred stock converted. The terms of the Registration Rights Agreements we entered into with the former holders of each series of our preferred stock are substantially similar (other than with respect to Series B preferred stockholders who do not hold demand registration rights).

        Demand Registration Rights.    At any time after the 180th day following the effective date of our IPO, the holders of (i) at least a majority of the Series C Preferred Stock having registration rights and (ii) at least 66 2/3% of the Series A Preferred Stock having registration rights have the right to demand that we file a registration statement for the offer and sale of their securities if the aggregate market price of the shares to be registered is at least $5.0 million with respect to the Series C preferred shares or $12.5 million with respect to the Series A preferred shares at the time of the demand. We are required to inform the other stockholders of that series holding registration rights that a demand has been made and the other holders are entitled to include their shares in that demand registration. With respect to Series C preferred shares having registration rights, we are not obligated to file a registration statement on Form S-1 on more than one occasion so long as, when that registration statement becomes effective, it covers not less than 66% of the holders demanding registration and with respect to Series A preferred shares having registration rights, we are only required to file one registration statement on Form S-1. If we are eligible to file a registration statement on Form S-3, the holders of 20% of the Series C preferred shares having registration rights and the holders of 25% of the Series A preferred shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement is at least $3.0 million. With respect to Series C preferred shares having registration rights, we are not obligated to file a registration statement on Form S-3 on more than two occasions and with respect to each series we are generally not obligated to file a registration statement on Form S-3 more than once in any twelve month period. In each case, we have the ability to delay the filing of a registration statement under specified conditions, such as for a period of time following the effective date of a prior registration statement or if we are in possession of material nonpublic information that it would not be in our best interests to disclose.

        Piggyback Registration Rights.    If we register any securities for public sale (subject to customary exceptions), stockholders with registration rights will have the right to include their shares in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

        Expenses of Registration.    Except as provided in the Registration Rights Agreements, we will pay all expenses relating to any demand or piggyback registration other than underwriting discounts and commissions, stock transfer taxes and attorneys' fees of the selling stockholders (except for attorneys' fees of a single counsel for the Series C Preferred Stock selling stockholders up to $50,000).

        Indemnification.    The Registration Rights Agreements contain customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions attributable to us in a registration statement, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

        Transfer and Expiration of Registration Rights.    Stockholders may transfer their registration rights in connection with the transfer of their shares if specified requirements are satisfied. The registration rights described above will generally terminate with respect to a particular stockholder's securities upon the earlier to occur of (i) the close of business on the third anniversary of the consummation of our IPO (fifth anniversary with respect to Series C Preferred Stock selling stockholders) and (ii) the date that the securities (x) have been transferred pursuant to an effective registration statement or (y) have been sold under Rule 144 of the Securities Act or can be freely sold under Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act") and after such sale can be resold by the transferee without registration under the Securities Act.

        During the second quarter of 2006, the entities affiliated with Advent International Corporation (Global Private Equity IV Limited Partnership, Advent Partners GPE-IV Limited Partnership and Advent Partners Limited Partnership) (collectively "Advent") who had been holders of our Series C Preferred Stock prior to our IPO and who possessed Common Stock with Demand Registration Rights, as described above, exercised such rights. At the time, these entities were our affiliates. Following the receipt of a Demand Registration notice, we filed a Registration Statement on Form S-3 to register 2,950,546 shares of Common Stock held by the selling stockholders identified therein and on May 17, 2006, we completed such offering. Pursuant to the terms of the Registration Rights Agreement, we paid all expenses associated with this offering, except underwriting discounts and commissions, stock transfer taxes and attorneys' fees of the selling stockholders except that we paid $50,000 in attorney's fees for Advent as provided for in the Series C Preferred Stock Registration Rights Agreement.

U.K. LEASES

        In the fourth quarter of 2005, the Company ceased use of the premises it had leased from an affiliate and recorded a liability for the remaining rent plus other charges at that time. During the third quarter of 2006, the Company reduced its estimate for related termination charges by £50 (or $93). Of the remaining accrual balance of $157, approximately $62 and $95 will be paid to the affiliate and third parties, respectively. During the fourth quarter of 2006, the Company paid the remaining balance of $62 to the affiliate. Additionally, a remaining accrual balance of $33 will be paid to third parties.

        We also lease a corporate apartment in London from GFI Brokers (Channel Islands) Limited. We are currently paying a monthly lease payment of approximately £2,000 for this apartment.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

        We recognize that transactions with related parties may present potential or actual conflicts of interest. Therefore, it has been our practice to have our independent directors review the terms and conditions of any transactions that might be considered a "related party transaction". Such transactions, if any, are reviewed to determine if the transaction is on terms comparable to those that could be obtained in arms' length dealings with an unrelated third party. Any transactions that might be considered "related party transactions" must be approved by our Audit Committee, as set forth in the Audit Committee's Charter.

DIRECTOR INDEPENDENCE

        The information regarding Director Independence is set forth under the heading "MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES" above.

OTHER MATTERS

        At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
THE 2008 ANNUAL MEETING

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2008 Annual Meeting must do so no later than December 29, 2007. In addition, any proposal to be included in the Company's proxy materials must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act and the applicable provisions of the Company's Certificate of Incorporation or Second Amended and Restated Bylaws (as so amended, the "Bylaws"). Such proposals should be delivered personally to, or mailed to and received by the Secretary of the Company at the address below.

        Requirements for Stockholder Proposals to be Brought Before the 2008 Annual Meeting. In accordance with Article II, Section 2.7 of the Company's Bylaws, in order for stockholder nomination or other matter to be properly brought before the 2008 Annual Meeting by a stockholder, such matter must have been specified in a written notice given by a stockholder of record on the record date for such meeting, which conforms to the requirements of Article II, Section 2.7 of the Bylaws and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of the meeting first made. Any such proposal shall also comply with the applicable provisions of the Company's Certificate of Incorporation or Bylaws.

ELECTRONIC VOTING AND ACCESS TO PROXY MATERIALS

        Stockholders whose shares of Common Stock are registered in their own names may vote by mailing a completed proxy card, via the internet or by telephone. Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card. If your shares of Common Stock are registered in the name of a bank or brokerage firm or other nominee you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares of Common Stock per your instructions. Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on June 12, 2007. If internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

        As previously noted, you may revoke or change a previously delivered proxy card at any time before the Annual Meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to the Secretary of the Company before the beginning of the Annual Meeting. A vote via the internet or by telephone may be revoked by executing a later-dated proxy card or subsequently voting via the internet or by telephone. Regardless of the manner in which you vote, you may also revoke your proxy vote by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not in and of itself revoke a valid proxy that was previously delivered.

REPORTS

        The Company's Annual Report to stockholders for the fiscal year ended December 31, 2006 has been integrated with the Company's Annual Report on Form 10-K for the same period. Accordingly, the 2006 Form 10-K is being mailed to all stockholders of record and accompanies this Proxy Statement. This Proxy Statement and the Company's 2006 Annual Report to stockholders and Annual Report on Form 10-K are also available on the Company's website at http://www.gfigroup.com.

By order of the Board of Directors

Scott Pintoff,
Corporate Secretary

GFI Group Inc.
100 Wall Street
New York, New York 10005
April 27, 2007

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GFI Group Inc. 100 Wall Street New York, New York 10005
GFI Group Inc. 100 Wall Street New York, New York 10005
GFI Group Inc. 100 Wall Street New York, New York 10005
PROXY STATEMENT Annual Meeting of Stockholders June 13, 2007
VOTING SECURITIES
ELECTION OF DIRECTORS
MATTERS RELATING TO CORPORATE GOVERNANCE, THE BOARD AND BOARD COMMITTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FEES PAID TO INDEPENDENT AUDITORS
AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDENDENCE
OTHER MATTERS
SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
ELECTRONIC VOTING AND ACCESS TO PROXY MATERIALS
REPORTS